Exhibit 99.1

Datalink Corporation (ticker: DTLK, exchange: Nasdaq) News Release – April 4, 2006

DATALINK ANNOUNCES THE APPOINTMENT OF BRENT G. BLACKEY TO THE
COMPANY’S BOARD OF DIRECTORS

MINNEAPOLIS – April 4, 2006 - Datalink Corporation (Nasdaq: DTLK), a leading independent information storage architect, announced today that Brent G. Blackey, 47, has joined the company’s board of directors, filling a current vacancy. With Blackey’s appointment, the Datalink board now is comprised of seven members, the majority of which are considered independent directors. Blackey also will serve on the company’s audit and compensation committees.

According to Greg Meland, chair of Datalink’s board, “We are pleased to have Brent join the Datalink board of directors. His financial depth and operations experience will benefit our company. The board members and I look forward to working with him.”

Since 2004, Blackey has served as president and chief operating officer for Holiday Companies, a recognized leader in the petroleum and convenience store industry. Prior to this, he held positions as senior partner of accounting firms Ernst & Young LLP and Arthur Andersen LLP.

Datalink Corporation is an information storage architect. The company analyzes, designs, implements, and supports information storage infrastructures that store, protect and provide continuous access to information. Datalink’s specialized capabilities and solutions span storage area networks, network-attached storage, direct-attached storage, and IP-based storage, using industry-leading hardware, software and technical services.

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Company contacts:

Investor Relations:	Analyst Contact:
Kim Payne	Greg Barnum
Investor Relations Coordinator	CFO
Phone: 952-279-4794	Phone: 952-944-3462
Fax: 952-944-7869
e-mail: einvestor@datalink.com
web site: www.datalink.com